Exhibit 99.1

For Immediate Release

Contact:	Jeffrey K. Berg, President and Chief Executive Officer

Paul N. Hanson, Vice President – Finance

Telephone – (320) 848-6231

COMMUNICATIONS SYSTEMS ANNOUNCES CFO PAUL HANSON TO RETIRE

Hector, MN ---- September 26, 2007 ---- Communications Systems, Inc. (AMEX: JCS) (“CSI”) announced today that Paul N. Hanson will retire as the CSI’s Vice President and Chief Financial Officer at the end of 2007 and will conclude his employment with the Company in April 2008. The Company also announced that David T. McGraw, currently the President and General Manager of CSI’s Suttle subsidiary, will succeed Mr. Hanson as CFO effective January 1, 2008. From October through December 2007 Mr. McGraw will begin the transition to his new position while continuing as Suttle’s General Manager. After January 1 Mr. Hanson will continue as an employee of the Company until April to assist Mr. McGraw in transitional issues.

Jeffrey K Berg, CSI’s President and Chief Executive Officer, stated that: “More than 25 years ago Paul joined the Company as our Vice President – Finance and Chief Financial Officer. In addition to fulfilling his primary responsibilities with distinction, Mr. Hanson has had a leading role in numerous acquisitions, dispositions, public offerings, spin-offs, establishing of foreign operations and other assignments. Mr. Hanson has also had a key role in building the friendly and respectful environment that exists within the CSI family.”

Mr. Berg added, “We are pleased Dave McGraw will be our new Chief Financial Officer. Dave is well versed in finance based on his education and past work experience. Combined with his successful leadership of Suttle for the last five years, prior executive experience at our JDL Technologies subsidiary, and familiarity with other CSI divisions, Dave will bring a great wealth of understanding and experience that will be invaluable as we strive to continue to move the Company forward. While Dave’s promotion to CFO creates a vacancy at Suttle, we believe the process of finding a worthy successor will be completed by year end.”

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities, plans, pending claims, investigations or litigation which are typically preceded by the words “believes”, “expects”, “anticipates”, “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.